Exhibit 10.9

Oddity Tech Ltd. Compensation Policy

A.	Overview and Objectives

1.	Introduction

This document sets forth the Compensation Policy for Executive Officers and Directors (this “Compensation Policy” or “Policy”) of Oddity Tech Ltd. (“Oddity” or the “Company”), in accordance with the requirements of the Companies Law, 5759-1999 (the “Companies Law”).

Compensation is a key component of Oddity’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance Oddity’s value and otherwise assist Oddity to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of each officer to Oddity’s goals and performance.

For purposes of this Policy, “Executive Officers” shall mean “Office Holders” as such term is defined in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, non-employee members of the Oddity’s Board (and such committees formed by the Board).

This Policy is subject to applicable law and is not intended to, and should not be interpreted as, limiting, or derogating from provisions of applicable law to the extent not permitted.

Approval of compensation for an Executive Officer in accordance with this Policy shall be by the Company's competent organs. It shall be clarified that a deviation of up to 10% from the compensation limits specified in this Compensation Policy will not be considered as an exception or a deviation from the Compensation Policy. Immaterial changes in the terms of office of Executive Officers subordinate to the CEO within the limits established in this Policy will require only the approval of the CEO, subject to such terms being compatible with this Policy. For the purpose of this section, an immaterial change will be considered a change whose effect on the total annual cost of the Executive Officer's compensation does not exceed 10% in the aggregate concerning the terms of office set forth in the Executive Officer's employment agreement. This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as Oddity’s Compensation Policy for five (5) years, commencing as of its adoption, unless amended earlier. For the avoidance of any doubt, the Policy or any limitations thereunder shall not apply to any compensation paid or granted to Executive Officers prior to or immediately upon the effectiveness of the Company's initial public offering (the “IPO”).

The Compensation Committee and the Board of Directors of Oddity (the “Compensation Committee” and the “Board”, respectively) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

In determining the terms of the compensation pursuant to this Policy, the Compensation Committee will take into consideration information prepared and presented by the Company’s management, Company’s management’s recommendations, as well as information that may be provided by third party advisors who may be engaged by the Company from time to time.

2.	Objectives

Oddity’s objectives and goals in setting this Policy are to attract, motivate and retain highly experienced leaders who will contribute to Oddity’s success and enhance shareholder value, while demonstrating professionalism in a highly achievement-oriented culture that is based on merit and rewards excellent performance in the long term. To that end, this Policy is designed, among others:

2.1.	to closely align the interests of the Executive Officers with those of Oddity’s shareholders in order to enhance shareholder value;

2.2.	to align a significant portion of the Executive Officers’ compensation with Oddity’s short and long-term goals and performance;

2.3.	to provide the Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Executive Officer an opportunity to advance in a growing organization;

2.4.	to identify specific Executive Officers whose compensation will more closely align with the long-term performance of our Company's stock given their specific role and existing shareholding in the Company;

2.5.	to strengthen the retention and the motivation of Executive Officers in the long-term;

2.6.	to provide appropriate awards in order to incentivize superior individual excellency and corporate performance; and

3.	Compensation Instruments

Compensation instruments under this Policy may include the following:

3.1.	base salary;

3.2.	benefits;

3.3.	cash bonuses;

3.4.	equity based compensation;

3.5.	change of control terms; and

3.6.	retirement and termination terms.

4.	Overall Compensation—Ratio Between Fixed and Variable Compensation

4.1.	This Policy aims to balance the mix of “Fixed Compensation” (comprised of base salary and benefits) and “Variable Compensation” (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet Oddity’s short and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.

4.2.	The total annual target bonus and equity-based compensation per vesting annum (based on the fair market value at the time of grant calculated on a linear basis) of each Executive Officer shall not exceed 95% of such Executive Officer’s total compensation package for such year. For the avoidance of doubt, the above limitation shall not apply in connection with any equity-based compensation to be issued or approved by Oddity's Board of Directors prior to or immediately upon effectiveness of our IPO to Executive Officers who are Principal Shareholders (as defined in the Companies Law) in the Company or their relatives (“Pre-IPO Equity Compensation Package”).

5.	Inter-Company Compensation Ratio

5.1.	In the process of drafting and updating this Policy, Oddity’s Board has examined the ratio between employer cost associated with the engagement of the Executive Officers, including directors, and the average and median employer cost associated with the engagement of Oddity’s other employees (including contractor employees as defined in the Companies Law) (the “Ratio”).

5.2.	The possible ramifications of the Ratio on the daily working environment in Oddity were examined and will continue to be examined by Oddity from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in Oddity.

B.	Base Salary and Benefits

6.	Base Salary

6.1.	A base salary provides fixed compensation to Executive Officers and allows Oddity to attract and retain competent executive talent and maintain a stable management team. The base salary varies among Executive Officers, and is individually determined according to the educational background, prior vocational experience, qualifications, company’s role, business responsibilities and the past performance of each Executive Officer.

6.2.	Since a competitive base salary is essential to Oddity’s ability to attract and retain highly skilled professionals, Oddity will seek to establish, to the extent practicable, a base salary that is competitive with base salaries paid to Executive Officers in a peer group of other companies operating in technology sectors which are similar in their characteristics to Oddity’s, while considering, among others, such companies’ size and characteristics including (as applicable) their revenues, profitability rate, growth rates, market capitalization, number of employees and operating arena (in Israel and globally). To that end, Oddity shall to the extent practicable and required under the circumstances, utilize as a reference, comparative market data and practices.

6.3.	The Compensation Committee and the Board may periodically consider and approve base salary adjustments for Executive Officers. In addition, and subject to applicable law, the CEO of the Company may approve non-material changes to the base salary of Executive Officers who are subordinated to the CEO. The main considerations for approving salary adjustment are similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends. When approving salary adjustments for the Executive Officers, the Compensation Committee and the Board will also consider the previous and existing compensation arrangements of the Executive Officer whose base salary is being considered for adjustment. Any limitation herein based on the annual base salary shall be calculated based on the monthly base salary applicable at the time of consideration of the respective grant or benefit

7.	Benefits

7.1.	The following benefits may be granted to the Executive Officers in order, among other things, to comply with legal requirements:

7.1.1.	paid time off / vacation days in accordance with market practice (as relevant in the domicile of the applicable Executive Officer);

7.1.2.	sick days in accordance with domicile market practice;

7.1.3.	convalescence pay according to applicable law;

7.1.4.	monthly remuneration for a study fund, per domicile market practice, and as allowed by applicable law and with reference to Oddity’s practice and the practice in peer group companies;

7.1.5.	Oddity shall contribute on behalf of the Executive Officer to an insurance policy or a pension fund, as allowed by applicable law and with reference to Oddity’s policies and procedures and the practice in peer group companies (including contributions on bonus payments); and

7.1.6.	Oddity shall contribute on behalf of the Executive Officer towards work disability insurance, per domicile market practice, and as allowed by applicable law and with reference to Oddity’s policies and procedures and to the practice in peer group companies.

7.2.	Executive Officers will receive domicile-applicable benefits, based on, and subject to, the principles of this Policy, as customary and as applicable in the relevant jurisdiction in which they are employed. Such customary benefits shall be determined based on the methods described in Section 6.2 of this Policy (with the necessary changes and adjustments).

7.3.	In events of relocation or repatriation of an Executive Officer to another geography, such Executive Officer may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed or additional payments to reflect adjustments in cost of living. Such benefits may include reimbursement for out-of-pocket one-time payments and other ongoing expenses, such as housing allowance, car allowance, and home leave visit, etc.

7.4.	Oddity may offer additional benefits to its Executive Officers, which will be comparable to customary market practices, such as, but not limited to: cellular and land line phone benefits, company car and travel benefits, reimbursement of business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc. Such additional benefits shall be determined in accordance with Oddity’s policies and procedures, and shall be set on a domicile-basis.

C.	Cash Bonuses

8.	Annual Cash Bonuses—The Objective

8.1.	Compensation in the form of an annual cash bonus is an important element in aligning the Executive Officers’ compensation with Oddity’s objectives and business goals. Therefore, annual cash bonuses will reflect a pay-for-performance element, with payout eligibility and levels determined based on actual financial and operational results, in addition to other factors the Compensation Committee may determine, including individual performance.

8.2.	An annual cash bonus may be awarded to Executive Officers upon the attainment of pre-set periodical objectives and individual targets as may be approved by the Compensation Committee (and, if required by law, by the Board) for each fiscal year, or in connection with such Executive Officer’s engagement, in case of newly hired Executive Officers, taking into account Oddity’s short and long-term goals, as well as its compliance and risk management policies. The Compensation Committee (and, if required by law, the Board) may approve applicable minimum thresholds that must be met for entitlement to the annual cash bonus (all or any portion thereof) and the principle formula for calculating any annual cash bonus payout, with respect to each fiscal year. In special circumstances (e.g., regulatory changes, significant changes in Oddity’s business environment, a significant organizational change, a significant merger and acquisition event etc.), the Compensation Committee and the Board may approve a modification of the objectives and/or their relative weights during the fiscal year, or of the payouts following the conclusion of the year.

8.3.	Subject to applicable law, the Company may also grant annual cash bonuses to Oddity’s Executive Officers on a discretionary basis.

8.4.	In the event the employment of an Executive Officer is terminated prior to the end of a fiscal year, the Company may (but shall not be obligated to) pay such Executive Officer an annual cash bonus (which may or may not be pro-rated), taking into consideration any contractual commitments or obligations.

8.5.	To the extent required under applicable law, the actual annual bonus paid to the Executive Officers shall be approved by the Compensation Committee and the Board (and, if required by law, the general meeting of shareholders of the Company).

9.	Annual Cash Bonuses—The Formula

9.1.	The performance objectives for the annual cash bonus of Oddity’s Executive Officers, other than the CEO and other than to Executive Officers who are controlling shareholders in Oddity or their relatives, may, subject to applicable law, be determined and approved by the CEO (in lieu of the Compensation Committee) and may be based on company, division and individual objectives or on qualitative non measurable criteria. The performance measurable objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, may be based, among other things, on overall company performance measures, which are based on actual financial and operational results, such as (by way of example and not by way of limitation) revenues, operating income and cash flow and may further include, divisional or personal objectives which may include operational objectives, such as (by way of example and not by way of limitation) market share, initiation of new markets and operational efficiency, customer focused objectives, project milestone objectives and investment in human capital objectives, such as (by way of example and not by way of limitation) employee satisfaction, employee retention and employee training and leadership programs.

9.2.	The CEO shall determine a target annual cash bonus for Executive Officers, other than the CEO, for any given fiscal year. The target annual bonus shall generally not exceed 125% of such Executive Officer’s annual base salary (it being understood that the annual bonus shall not be limited to the target annual bonus and that the Company may elect to pay an annual bonus to an Executive Officer, other than the CEO, in an amount exceeding 125% of such Executive Officer’s annual base salary).

CEO Annual Bonus

9.3.	The annual cash bonus of the Company's CEO will be mainly based on measurable performance objectives and subject to minimum thresholds as provided in Section 8.2 above. Such measurable performance objectives will be determined annually by Oddity's Compensation Committee (and, if required by law, by Oddity’s Board) and will be based on company and personal objectives. These performance measurable objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which are based on actual financial and operational results, such as (by way of example and not by way of limitation) revenues, sales, operating income, cash flow or Company’s annual operating plan and long-term plan.

9.4.	Subject to applicable law, the less significant part of the annual cash bonus granted to Oddity’s CEO, and in any event not more than 30% of the annual cash bonus, may be based on a discretionary evaluation of the CEO’s overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria.

9.5.	The Compensation Committee may determine a target annual cash bonus for the CEO, in any given fiscal year. The target annual bonus shall generally not exceed 125% of the CEO's annual base salary (it being understood that the annual bonus shall not be limited to the target annual bonus and that the Company may elect to pay an annual bonus to the CEO, in an amount exceeding 125% of such Executive Officer’s annual base salary).

10.	Other Bonuses

10.1.	Special Bonus. Oddity may grant its Executive Officers a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances, or special recognition in case of retirement) or as a retention award (the “Special Bonus”). Any such Special Bonus will not exceed 300% of the Executive Officer’s annual base salary. Special Bonus can be paid, in whole or in part, in equity in lieu of cash.

10.2.	Signing Bonus. Oddity may grant a newly recruited Executive Officer a signing bonus (the “Signing Bonus”). Any such Signing Bonus will not exceed 900% of the Executive Officer’s annual base salary.

10.3.	Relocation/ Repatriation Bonus. Oddity may grant its Executive Officers a special bonus in the event of relocation or repatriation of an Executive Officer to another geography (the “Relocation Bonus”). Any such Relocation bonus will include customary benefits associated with such relocation and its monetary value will not exceed 100% of the Executive Officer’s annual base salary.

11.	Compensation Recovery (“Clawback”)

11.1.	Without derogating from any Clawback Policy from time to point approved by the Board of Directors of the Company (including as required under any applicable listing standards), in the event of an accounting restatement, Oddity shall be entitled to recover from its Executive Officers the bonus compensation or performance-based equity compensation in the amount in which such compensation exceeded what would have been paid based on the financial statements, as restated, provided that a claim is made by Oddity prior to the second anniversary following the filing of such restated financial statements.

11.2.	Notwithstanding the aforesaid, the compensation recovery will not be triggered in the following events:

11.2.1.	The financial restatement is required due to changes in the applicable financial reporting standards; or

11.2.2.	The Compensation Committee has determined that Clawback proceedings in the specific case would be impossible, impractical, or not commercially or legally efficient.

11.3.	Nothing in this Section 11 derogates from any other “Clawback” or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable securities laws or a separate contractual obligation.

D.	Equity Based Compensation

12.	The Objective

12.1.	The equity-based compensation for Oddity’s Executive Officers will be designed in a manner consistent with the underlying objectives of the Company in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the Executive Officers’ interests with the long-term interests of Oddity and its shareholders, and to strengthen the retention and the motivation of Executive Officers in the long term. In addition, since equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

12.2.	The equity-based compensation offered by Oddity is intended to be in a form of share options and/or other equity-based awards, such as Restricted Stock Units, Restricted Stock or performance stock units, in accordance with the Company’s equity incentive plan in place as may be updated from time to time.

12.3.	All equity-based incentives granted to Executive Officers (other than bonuses paid in equity in lieu of cash) shall normally be subject to vesting periods in order to promote long-term retention of the awarded Executive Officers. Unless determined otherwise in a specific award agreement or in a specific compensation plan approved by the Compensation Committee and the Board, (i) grants to Executive Officers other than non-employee directors shall vest based on time, gradually over a period of at least 1-4 years, and/or based on performance; and (ii) grants to non-employee directors shall vest based on time, gradually over a period as set out in Chapter G below. The exercise price of options shall be determined in accordance with Oddity’s policies as may be adopted from time to time, the main terms of which shall be disclosed in the annual report of Oddity. The terms of the awards may provide for the acceleration of vesting upon a change of control.

12.4.	All other terms of the equity awards shall be in accordance with Oddity’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

13.	General Guidelines for the Grant of Award

13.1.	The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the Executive Officer.

13.2.	Notwithstanding the aforementioned in Section 13.1 but subject to Section 13.6, the total fair market value of an annual equity-based compensation at the time of grant (not including bonuses paid in equity in lieu of cash) shall not exceed with respect to each Executive Officer (including the CEO) the higher of (y) 600% of his or her annual base salary or (z) 0.35% of the Company’s fair market value.

13.3.	The fair market value of the equity-based compensation shall be calculated according to acceptable valuation practices at the time of grant, in each case, as determined by the Compensation Committee and the Board.

Pre-IPO Equity Based Compensation

13.4.	Prior to or immediately upon effectiveness of Oddity's IPO, our Board of Directors may adopt and issue an equity grant package to Executive Officers who are either Principal Shareholders in the Company or their relatives (including Oddity's CEO and his relatives).

13.5.	The Pre-IPO Equity Based Compensation shall be subject to a double vesting trigger, whereby: (a) applicable portions of the Pre-IPO Equity Based Compensation shall vest upon the Company meeting certain pre-determined market capitalization criteria (the “Market Capitalization Criteria”); and (b) a time vesting period of up to 4 years. The vesting may be accelerated (subject to the Company meeting the Market Capitalization Criteria) upon certain change of control events as defined in the award plan.

13.6.	The Pre-IPO Equity Based Compensation shall not be subject to any of the other limitations set out in this Compensation Policy including those set out in Section 13.2 above.

E.	Retirement and Termination of Service Arrangements

14.	Advanced Notice Period

Oddity may provide any Executive Officer (including the CEO) according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement a prior notice of termination of up to twelve (12) months, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation. Such advance notice may or may not be provided in addition to severance, provided, however, that the Compensation Committee shall take into consideration the Executive Officer’s entitlement to advance notice in establishing any entitlement to severance and vice versa.

15.	Adjustment Period

Oddity may provide an additional adjustment period of up to six (6) months to any Executive Officer according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation.

16.	Additional Retirement and Termination Benefits

Oddity may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices.

17.	Non-Compete Grant

Upon termination of employment and subject to applicable law, Oddity may grant to its Executive Officers a non-compete grant as an incentive to refrain from competing with Oddity for a defined period of time. The terms and conditions of the non-compete grant shall be decided by the Board and shall not exceed such Executive Officer’s monthly base salary multiplied by twelve (12). The Board shall consider the existing entitlements of the Executive Officer in connection with the consideration of any non-compete grant.

18.	Limitation on Retirement and Termination of Service Arrangements

The total non-statutory payments under Section 14-17 above for a given Executive Officer shall not exceed the Executive Officer’s monthly base salary multiplied by eighteen (18) months. The limitation under this Section 18 does not apply to benefits and payments provided under other chapters of this Policy.

F.	Exculpation, Indemnification and Insurance

19.	Exculpation

Oddity may exempt its directors and Executive Officers in advance for all or any of his/her liability for damage in consequence of a breach of the duty of care vis-a-vis Oddity, to the fullest extent permitted by applicable law.

20.	Insurance and Indemnification

20.1.	Oddity may indemnify its directors and Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the director or the Executive Officer, as provided in the indemnity agreement between such individuals and Oddity, all subject to applicable law and the Company’s articles of association and provided that in no case shall the total amount covered under all indemnity letters issued to Executive Offices exceed.

20.2.	Oddity will provide directors’ and officers’ liability insurance (the “Insurance Policy”) for its directors and Executive Officers as follows:

20.2.1.	The limit of liability of the insurer shall not exceed the greater of $500 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

20.2.2.	The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering Oddity’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions, and it shall not materially affect the Company’s profitability, assets or liabilities.

20.3.	Upon circumstances to be approved by the Compensation Committee (and, if required by law, by the Board), Oddity shall be entitled to enter into a “run off” Insurance Policy of up to seven (7) years, with the same insurer or any other insurance, as follows:

20.3.1.	The limit of liability of the insurer shall not exceed the greater of $500 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

20.3.2.	The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

20.4.	Oddity may extend the Insurance Policy in place to include cover for liability pursuant to a future public offering of securities as follows:

20.4.1.	The Insurance Policy, as well as the additional premium shall be approved by the Compensation Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions and that the Insurance Policy reflects the current market conditions, and it does not materially affect the Company’s profitability, assets or liabilities.

G.	Arrangements upon Change of Control

21.	The following benefits may be granted to any Executive Officers (in addition to, or in lieu of, the benefits applicable in the case of any retirement or termination of service) upon or in connection with a “Change of Control” or, where applicable, in the event of a Change of Control following which the employment of the Executive Officer is terminated or adversely adjusted in a material way:

21.1.	Vesting acceleration of outstanding equity-based awards;

21.2.	Extended exercising period of equity-based compensation for a period of up to two (2) years, following the date of employment termination; and

21.3.	Up to an additional six (6) months of continued base salary and benefits following the date of employment termination (the “Additional Adjustment Period”). For avoidance of doubt, such additional Adjustment Period may be in addition to the advance notice and adjustment periods pursuant to Sections 14 and 15 of this Policy, but subject to the limitation set forth in Section 18 of this Policy.

21.4.	A cash bonus not to exceed 400% of the Executive Officer’s annual base salary.

H.	Board of Directors Compensation

All Oddity’s non-employee Board members may be entitled to an annual cash fee retainer of up to $50,000, and in addition may be entitled to an annual committee membership fee retainer of up to $10,000, or an annual committee chairperson cash fee retainer of up to $20,000 (it is being clarified that the payment for the chairpersons would be in lieu of (and not in addition) to the payments referenced above for committee membership).

The compensation of the Company’s external directors shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.

Each non-employee member of Oddity’s Board may be granted equity-based compensation. Subject to Section 13.6, the total fair market value of a “welcome” or an annual equity-based compensation at the time of grant shall not exceed the higher of (i) $350,000 or (x) 0.05% of the Company’s fair market value. Such equity-based awards shall vest in accordance with a vesting schedule that may vary from a period of 1 to 3 years.

All other terms of the equity awards shall be in accordance with Oddity’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval or limitations as may apply under the Companies Law and the limitations set out in the Compensation Policy.

In addition, subject to applicable law members of Oddity’s Board may be entitled to reimbursement of expenses in connection with the performance of their duties.

It is hereby clarified that the compensation (and limitations) stated under Section H will not apply to directors who serve as Executive Officers.

I.	Miscellaneous

Nothing in this Policy shall be deemed to grant to any of Oddity’s Executive Officers, employees, directors, or any third party any right or privilege in connection with their employment by or service to the Company, nor deemed to require Oddity to provide any compensation or benefits to any person. Such rights and privileges shall be governed by applicable personal employment agreements or other separate compensation arrangements entered into between Oddity and the recipient of such compensation or benefits. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted, and is authorized to cancel or suspend a compensation package or any part of it.

An Immaterial Change in the Terms of Employment of an Executive Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an Executive Officer with an annual total cost to the Company not exceeding an amount equal to three (3) monthly base salaries of such employee.

In the event that new regulations or law amendment in connection with Executive Officers’ and directors’ compensation will be enacted following the adoption of this Policy, Oddity may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

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This Policy is designed solely for the benefit of Oddity and none of the provisions thereof are intended to provide any rights or remedies to any person other than Oddity.